EXHIBIT 99.1

RBC Life Sciences®

Press Release    For Further Information:
For Immediate Release    Steven E. Brown, Executive VP, CFO
Tel: 972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences Reports First Quarter 2012 Results

Irving, Texas, May 7, 2012 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $6.1 million for the quarter ended March 31, 2012, which compares to consolidated net sales of $6.5 million for the comparable quarter in 2011. For the quarter ended March 31, 2012, the Company reported a net loss of $73,000, or $0.00 per share, compared to net earnings of $143,000, or $0.01 per share, for the same quarter in 2011.

“In the first quarter of 2012, our Associate network channel continued its growth trend with an increase of 4%,” said RBC Life Sciences President and CEO, Clinton H. Howard. “Sales of our new dietary supplement product, Stem-KineTM, continued to be a positive factor in this channel along with improving sales results in the Taiwan market, which we opened last year. The net loss for the quarter was primarily attributable to a $140,000 non-recurring charge that resulted from the disposal of inventory that did not meet our quality standards.”

Stem-Kine is a dietary supplement that has been shown in published human clinical studies to nutritionally enable bone marrow and other stem-cell-producing tissues, which form the natural repair and renewal system of the body, to increase their production of stem cells. The Company distributes Stem-Kine under an exclusive license agreement that covers the U.S. and 41 other countries.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

RBC Life Sciences - First Quarter 2012

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2012	2011
Net sales	$6,068	$6,538
Gross profit	3,129	3,316
Operating profit (loss)	(87)	262
Earnings (loss) before income taxes	(120)	225
Provision (benefit) for income taxes	(47)	82
Net earnings (loss)	(73)	143

Earnings (loss) per share - basic	$(0.00)	$0.01
Earnings (loss) per share - diluted	(0.00)	0.01

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,541

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$2,585	$3,859
Inventories	5,781	6,449
Other current assets	2,458	1,669
Total current assets	10,824	11,977
Other assets	6,761	6,849
Total assets	$17,585	$18,826

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,473	$3,237
Deferred revenue	2,651	2,990
Other current liabilities	186	182
Total current liabilities	5,310	6,409
Other liabilities	2,490	2,554
Shareholders' equity	9,785	9,863
Total liabilities and shareholders' equity	$17,585	$18,826